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                                                                   Exhibit 10.41


                           Stan Lee Entertainment Inc.
                         15821 Ventura Blvd., Suite 675
                                Encino, CA 91436



October 15, 1998

Mr. Stan Lee
9143 Oriole Way
Los Angeles, CA 90068



Re: Employment Agreement/Rights Assignment

Dear Stan:

Confirming our discussions, this letter, when accepted and agreed by you, shall constitute an agreement-between you and Stan Lee Entertainment, Inc. (the "Company") relating to the terms of your employment with the Company as set forth below:

1. Stan Lee will serve as Chairman and Chief Creative Officer of Company, based in Los Angeles, for a term commencing as of the date hereof and terminating on the death of Stan Lee.

2. Stan Lee's services shall be exclusive with the exception of those services provided under a lifetime agreement with Marvel Enterprises, Inc., which shall require no more than an average of 10 - 15 hours per week on its behalf. All other services performed and intellectual property created for the Company, or for any other entity, which entity shall be approved in writing by the Company, shall inure to the benefit of the Company to the entire extent your participation provides. Your services to Company shall include, but not be limited to, the following:

        (a) Serve, and be listed in all directories and publications, as Chairman, Publisher and Chief Creative Officer of the Company, including attending corporate meetings, developing and supervising development and production of intellectual property in any and all media, directing and guiding the creative staff or staffs of the Company, all subsidiaries and affiliates as reasonably requested by the company.

        (b) Act as Executive Producer or Co-Executive Producer for all media productions and receive customary fees accordingly.

        (c) Apply your good faith, best efforts to enhance the brand and good will of the company, support and stimulate strategic alliances, joint ventures, sponsors, production partners and all direct and ancillary business of the company.

        (d) Serve as spokesman for the company to all media and assemblies as reasonably requested by the company.



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        (e)     Take all actions and contribute all creative talents within your reasonable capability, pursuant to your good faith determination of your schedule, as may reasonably be required to advance the interests of the company.

3. As compensation to you for all rights and services contributed by you, to the Company hereunder, notwithstanding any disability, the Company agrees to provide the following compensation for your life:

        a) Base Salary - You shall receive a base salary of $250,000 (Two Hundred Fifty Thousand Dollars) per annum payable in equal monthly installments commencing February 1, 1999, payable to you or any company you so designate in lieu of making payments to you individually.

        b) Bonuses - You shall receive bonuses on those projects you personally initiate and/or accomplish with approved entities from your participation as assigned to the company. You shall also receive ten per cent of all net profits after taxes reported by the Company on its Federal Tax Return. The Company will compute, account and pay to you your participation due, if any, on account of said profits, for the annual period ending each January 31 during your life, on an annual basis within a reasonable time after the end of each such period.

        c) Stock Options - The Company agrees to issue to you, in accordance with the Company's Stock Option Plan, as and when it may be adopted, the highest number of options offered to Company executives.

        d) Expenses/Fringe Benefits - You are to receive prompt reimbursement for all ordinary and necessary business expenses incurred by you in connection with your activities on behalf of the Company upon presentation of appropriate documentation, and you shall be permitted your customary style of business travel, which shall be first class with sedan limousine and stay in deluxe hotels.

        e) Insurance - The company shall no later than December 31, 1998, secure a term life insurance policy in the minimum principal sum of two million dollars, providing your designated heir as co-beneficiary with the company on the event of your death.

4. In express consideration for the performance of the foregoing obligations of the Company, you agree as follows:

        a) I assign, convey and grant to the Company forever, all right, title and interest I may have or control, now or in the future, in the following: Any and all ideas, names, titles, characters, symbols, logos, designs, likenesses, visual representations, artwork, stories, plots, scripts, episodes, literary property, and the conceptual universe related thereto, including my name and likeness (the "Property") which will or have been in whole or part disclosed in writing to, published, merchandised, advertised, and/or licensed by Company, its affiliates and successors in interest and licensees (which by agreement inures to Company's benefit) or any of them and any copyrights, trademarks, statutory rights, common



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                law, goodwill, moral rights and any other rights whatsoever in the Property in any and all media and/or fields, including all rights to renewal or extensions of copyright and make applications or institute suits therefor (the "Rights").

        b) Subject to a material breach of this agreement, I hereby agree to execute upon request from Company any documents it deems reasonably necessary to effect the purposes of this agreement,

        c) Subject to a material breach of this agreement, I will never file with the U.S. Copyright or Patent and Trademark Office or any governmental or public agency, and will never assert or assist others in asserting on my behalf or in claiming rights through me, any claim to ownership of the Rights in the Property, or in making any objection to Company's complete and unrestricted right to use and exploit said Property or Rights in any form, manner or medium Company may desire.

5. This Agreement, including the assignment set forth herein, shall be binding upon the parties hereto, their affiliates and subsidiaries, legal representatives, successors and predecessors in interest, heirs and assigns.

6. The invalidity of any provision or part hereof or obligation hereunder, or the contravention thereby of any law, rule or regulation of any State, the Federal Government or any agency, shall not relieve any party from its obligation under, nor deprive any party of advantages of any other provision of this Agreement.

7. This Agreement will constitute the entire understanding between the parties in connection with Stan Lee's relationship with the Company from the date hereof and may not be amended or modified except by a writing signed by the party charged. This agreement shall be governed by and construed under the laws of the State of California.

Signed at Los Angeles, California, this 20 day of October, 1998.



Stan Lee Entertainment, Inc.



By: /s/  STEPHEN M. GORDON
   ------------------------------------
   President



/s/  STAN LEE
---------------------------------------
Stan Lee





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